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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS




         We consent to the inclusion in the Proxy Statement/Prospectus forming a part of the Registration Statement on Form S-4 filed by Area Bancshares Corporation of the report of Eskew & Gresham, PSC dated February 27, 1998, on their audit of the consolidated balance sheets of Peoples Bancorp of Winchester, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. We also consent to the reference to their firm under the caption "EXPERTS" in the Proxy Statement/Prospectus.



/s/ Crowe, Chizek and Company LLP (successor to Eskew & Gresham, PSC) Lexington, Kentucky
October 15, 1998